EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Stillwater Mining Company

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-159144, 333-156262, and 333-70861) of Stillwater Mining Company of our report dated June 28, 2016, relating to the statements of net assets available for benefits as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental Schedule H, Part IV, Line 4i—Schedule of assets (held at end of year) as of December 31, 2015 of the Stillwater Mining Company Bargaining Unit 401(k) Plan, which report appears in the December 31, 2015 Annual Report on Form 11-K of the Stillwater Mining Company Bargaining Unit 401(k) Plan.

/s/ Tanner LLC

Salt Lake City, Utah

June 28, 2016

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